January 16, 2008

Robert J. Keller 725 North Sheridan Road Lake Forest, IL 60045

Dear Mr. Keller:

This letter is to confirm the mutual understanding between you and APAC Customer Services, Inc. (the “Company”) with respect to your departure from the Company. You and the Company acknowledge and agree that: (i) you intend to retire from the Company, depending upon the timing of the Company’s selection of a new president and chief executive officer; (ii) for purposes of the Amended and Restated Executive Employment Agreement, dated August 6, 2007, between the Company and you (including all exhibits thereto, the “Employment Agreement”), your termination of employment as contemplated by this letter shall be deemed a termination without Cause (as defined in the Employment Agreement) and you shall have such rights and obligations as provided therein upon such termination without Cause, provided that you execute the General Release of All Claims in the form attached as Exhibit B to the Employment Agreement on or after the Date of Termination (as defined below); (iii) this letter shall constitute and be deemed to be the “Notice of Termination” as required by the Employment Agreement and the “Date of Termination” (within the meaning of the Employment Agreement) shall be either (x) the date that is sixty (60) days after the date on which the Company notifies you or (y) the date that is sixty (60) days after the date on which you notify the Company of your retirement, provided that such notice of retirement from you to the Company may not be given prior to July 1, 2008; and provided, further, in the event that the Date of Termination occurs prior to the February or March 2008 vesting dates of the equity awards previously granted to you under the APAC Customer Services, Inc. 2005 Incentive Stock Plan (the "Plan”), any such equity awards remaining unvested on the Date of Termination that would otherwise vest in February and March of 2008 shall vest in full as of the Date of Termination, notwithstanding anything in the Plan or in any award agreement to the contrary; (iv) you are hereby tendering your resignation from the Company’s board of directors and all committees thereof effective as of the Date of Termination; and (v) at all times prior to the Date of Termination, your and the Company’s rights under the Employment Agreement continue in effect and you shall remain an employee of the Company and continue your duties as the Company’s president and chief executive officer and as a director of the Company, including without limitation the facilitation of the orderly transition to a new president and chief executive officer.

[Signature page follows.]

Please confirm your agreement with the foregoing by signing and returning to the undersigned a copy of this letter.

Very truly yours,

APAC CUSTOMER SERVICES, INC.

By: /s/ JOHN C. KRAFT
Name: John C. Kraft
Title: Chairman, Nominating and
Corporate Governance Committee

CONFIRMED AND AGREED as of the date first above written:
_/s/ ROBERT J. KELLER

Robert J. Keller